Exhibit 14

ROOMSTORE CODE OF ETHICS AND BUSINESS CONDUCT

Introduction

This Corporate Code of Ethics and Business Conduct (the “Code”) explains fundamental business and ethical standards, which apply to all employees of the RoomStore, Inc. (the “Company”), and also to the non-employee members of the Board of Directors of the Company (collectively, “Associates”). As used in this Code, an “Executive Officer” means any Vice President or higher in the Company.

These standards reflect basic values of fairness and integrity that should be followed by all Associates. Each Associate is responsible for understanding and following these standards. Violations of these standards may result in disciplinary action, up to and including termination of the Associate’s employment or other relationship with the Company, and possibly other legal action.

The Governance Committee of the Company’s Board of Directors has authorized the Corporate Human Resources Department to implement this Code of Ethics and Business Conduct. The Senior Vice President of Human Resources, with advice from legal counsel as needed, has the primary responsibility for ensuring that that Code is fairly and uniformly applied to all Associates.

It is impossible for this Code to describe every situation, which might involve the potential for unethical or dishonest conduct. Associates should rely on sound judgment in the performance of their duties and responsibilities. Any questions should be directed to your supervisor, or to John Hamilton, Senior VP of Human Resources at (804) 784-7645, or to Hays Falconburg, Manager of Human Resources at (804) 784-7628, or to The Network (telephone hotline) at (800) 241-5689.

Ethics Policy

It is the policy of the Company to fully comply with all governmental laws, rules and regulations, which are applicable to its business. In addition, all Associates must maintain the highest ethical standards at all times. Associates must deal fairly and honestly with each other, and with the Company’s suppliers, customers, competitors, and other business-related parties.

The Company does not just care about results – it also cares about how those results are achieved. The Company will not tolerate Associates who achieve results through violations of the law or through unethical or dishonest behavior.

All business transactions must be accurately recorded on the books and in the records of the Company. Any falsification of business records or business information is strictly prohibited. Associates are expected to be honest and forthcoming with both internal and independent auditors of the Company. It is the Company’s policy to make full, fair, timely and accurate disclosure of any business information contained in documents filed with the U.S. Securities and Exchange Commission. Any communications to the public must also be fair and accurate.

If any Associate observes or learns of unethical business behavior, he/she should immediately report such behavior to his/her supervisor or to an Executive Officer. Any Associate who believes the Company’s books and records are not in accord with legal requirements should immediately report the matter to their supervisor or to an Executive Officer. Reporting of ethics violations should be encouraged by management; no Associate should ever be afraid of making such a report.

Conflicts of Interest

Associates must avoid any situation, which might create a conflict between their personal interests and the interests of the Company. In general, no Associate shall use his or her position in the Company for personal gain at the expense of the Company. When making business-related decisions or when using Company assets, Associates may not put their own interests ahead of the interests of the Company. Associates who trade securities issued by the Company must avoid transactions based on material, non-public information, which they have learned through their position at the Company. Associates are expected to refrain from conducting any business that competes with the business of the Company.

The Audit Committee of the Board of Directors will review and approve all related-party transactions, as required by the U.S. Securities and Exchange Commission. Each Associate should make prompt and full disclosure to their supervisor or to any Executive Officer of the Company of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

Company Assets

Each Associate must properly use and protect Company assets, including confidential and proprietary business information. Associates must comply with security protocols to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. These provisions also apply to property of others, which has been entrusted to the Company.

Removing Company property from Company facilities is prohibited, unless expressly authorized by your supervisor. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed or used for purposes other than for Company business.

Time spent working for the Company is a Company asset. Each Associate has an obligation to productively use the time for which he or she receives compensation from the Company. Work hours should be devoted to activities directly related to the Company’s business.

The Company provides Associates with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to any unauthorized person, except as may be required by law. Confidential information includes (but is not limited to) the Company’s plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, intellectual property, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. Except as required by law, no Associate shall disclose the Company’s confidential information to any third party unless a confidentiality agreement has been executed by that party.

Business documents are also an asset of the Company. Various state and federal laws require the proper retention of many categories of business records and documents. Therefore, all Associates must maintain records in accordance with the Company’s Document Retention Policy, a copy of which is available from the Corporate Human Resources Department.

Fair Dealing with Customers, Suppliers and Competitors

An Associate must not give cash or cash-equivalent gifts to any person or enterprise on behalf of the Company. Associates may not solicit money, gifts, favors, services or special treatment from any party doing business with, or seeking to do business with, the Company. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited. Associates may accept unsolicited, non-cash gifts if the gift is of nominal value and public disclosure of the gift would not embarrass the Company.

The free enterprise system is based upon fair and open competition. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, Associates may not spread false rumors about competitors or make misrepresentations about their businesses. Also, lies or misrepresentations about the nature, quality or character of the Company’s services and products are both illegal and contrary to Company policy. An Associate may only describe our services and products, and the products and services of our competitors, based on documented specifications and objective, verifiable information.

Antitrust laws regulate dealings between competitors. Associates must never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate or divide up services or customers, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or to limit the supply of, particular products or services. Such an agreement does not need to be in writing – it can be made orally or tacitly as a “gentlemen’s agreement.” Associates should be especially careful at trade association meetings as these forums frequently create an opportunity for competitors to engage in antitrust violations.

Civility in the Workplace and Teamwork

The Company is committed to fostering and maintaining a civil and respectful place of work for all associates. Each associate should strive to create a positive workplace environment, which is welcoming for all. Rude or disrespectful behavior towards a fellow associate, regardless of their position in the Company, will not be tolerated.

Each associate brings to the Company significant skills and resources, which are necessary for the overall success of the organization. Associates are most productive, however, when they use these skills and resources in a cooperative and collaborative manner. Thus, the Company expects all associates to work with a spirit of cooperation and teamwork when performing their respective duties for the Company.

Procedures and Open Communication

Associates are encouraged to ask questions, voice concerns and make any appropriate suggestions about the business practices of the Company. Associates should promptly report any violations or suspected violations of this Code. Company management, including the internal audit department, has the primary responsibility for investigating reported violations.

Normally, Associates should discuss concerns or report violations to their immediate supervisor. If no action is taken, or if their immediate supervisor is involved in the violation, then the Associate may contact John Hamilton, Senior VP of Human Resources at (804) 784-7645, or Hays Falconburg, Manager of Human Resources at (804) 784-7628, or The Network (telephone hotline) at (800) 241-5689. If the matter involves an Executive Officer, then the Associate should contact the Company’s Board of Directors by writing to: Chairman of the Board of Directors, c/o Corporate Secretary, 12501 Patterson Avenue, Richmond, VA 23238.

No action will be taken against an Associate for reporting a violation or a suspected violation, unless the report is made with a knowing and willful disregard for the truth.

No one in the Company has the authority to make exceptions or to grand waivers of this Code. Questionable situations should be referred to an Executive Officer or to the Board of Directors for consideration. If an activity or situation is approved after appropriate review, it will be because no violation of the Code was found.

4